This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.

Capped Return Enhanced Notes Linked to the EURO STOXX 50[R]
due April 13, 2016

The notes are designed for investors who seek a return of 3
times the appreciation of the EURO STOXX 50 Index at
maturity, subject to a maximum return of 18.36% . Investors
should be willing to forgo interest and dividend payments
and, if the Ending Index Level is less than the Initial
Index Level, be willing to lose some or all of their
principal. Any payment on the notes is subject to the
credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Reference Index:

Maximum Return:

Upside Leverage Factor:

 Index Return:

Pricing Date:

Initial Index Level:

Ending Index Level:

Ending Averaging Dates:

Payment at Maturity:

Preliminary Termsheet

The EURO STOXX 50[R] Index ("the Index")

At least 18.36% . For example, assuming the Maximum Return
is 18.36%, if the Index Return is equal to or greater

than 6.12%, you will receive the Maximum Return of 18.36%,
which entitles you to a maximum payment at maturity

of $1,183.60 per $1,000 principal amount note that you
hold. The actual Maximum Return will be determined on the

pricing date and will not be less than 18.36% .
Accordingly, the actual maximum payment at maturity per
$1,000

principal amount note will not be less than $1,183.60.

3.00

(Ending Index Level -- Initial Index Level) / Initial Index
Level

March 20, 2015

The Index closing level on the pricing date

The arithmetic average of the closing levels of the Index
on each of the Ending Averaging Dates

April 04, 2016, April 05, 2016, April 06, 2016, April 07,
2016, and April 08, 2016 (the Final Ending Averaging Date)

If the Ending Index Level is greater than the Initial Index
Level, at maturity you will receive a cash payment that

provides you with a return per $1,000 principal amount note
equal to the Index Return multiplied by 3, subject to

the Maximum Return. Accordingly, if the Ending Index Level
is greater than the Initial Index Level, your payment at

maturity per $1,000 principal amount note will be
calculated as follows:

$1,000 + [$1,000 [] (Index Return x 3)], subject to the
Maximum Return

If the Ending Index Level is equal to the Initial Index
Level, you will receive the principal amount of your notes
at

maturity.
Your investment will be fully exposed to any decline in the
Index. If the Ending Index Level is less than the Initial

Index Level, you will lose 1% of the principal amount of
your notes for every 1% that the Ending Index Level is less

than the Initial Index Level, and your payment at maturity
per $1,000 principal amount note will be calculated as

follows:
$1,000 + ($1,000 [] Index Return)
If the Ending Index Level is less than the Initial Index
Level you will lose some or all of your initial investment
at

maturity.
http://www.sec.gov/Archives/edgar/data/19617/00008910921500
2156/e63281fwp.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss.
[] Any payment on the notes is subject to the credit risk
of JPMorgan Chase and Co.
[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the issuance of the notes,
including acting as calculation agent and hedging JPMorgan
Chase and Co.'s obligations under the notes. Their
interests may be adverse to your interests.
[] No ownership or dividend rights or interest payments in
the stocks that comprise the Index.
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS")
intends to offer to purchase the notes in the secondary
market but is not required to do so. Even if there is a
secondary market, it may not provide enough liquidity to
allow you to trade or sell the notes easily.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue
price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS may be
higher than JPMS's then-current estimated value of the
notes for a limited time.
[] Secondary market prices of the notes will likely be
lower than the price you paid for the notes and will be be
impacted by many economic and market factors.
[] Risks related to non-U.S. issuers of equity securities.
[] Your maximum gain on the notes is limited to the maximum
return.
[] The averaging convention used to calculate the Ending
Index Level could limit returns.
[] No direct exposure to fluctuations in foreign exchange
rates.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total
return at maturity on the notes. The "total return" as used
herein is the number, expressed as a percentage, that
results from comparing the payment at maturity per $1,000
principal amount note to $1,000.

Each hypothetical total return or hypothetical payment at
maturity set forth above and below assumes an Initial Index
Level of 3600.00, an Upside Leverage Factor of 3.00 and a
Maximum Return of 18.36% . The actual Maximum Return will
be set on the pricing date and will not be less than 18.36%
..

Hypothetical Examples of Amounts Payable at Maturity

Ending Index Level Index Return Total Return on Notes
================== ============ =====================
        6480.00        80.00%             18.360%
        5400.00        50.00%             18.360%
        5040.00        40.00%             18.360%
        4680.00        30.00%             18.360%
        4140.00        15.00%             18.360%
        3960.00        10.00%             18.360%
        3820.32         6.12%             18.360%
        3780.00         5.00%             15.000%
        3636.00         1.00%              3.000%
        3600.00         0.00%              0.000%
        3420.00         -5.00%            -5.000%
        3240.00        -10.00%            -10.000%
        3060.00        -15.00%            -15.000%
        2520.00        -30.00%            -30.000%
        2160.00        -40.00%            -40.000%
        1800.00        -50.00%            -50.000%
         360.00        -90.00%            -90.000%
          0.00        -100.00%           -100.000%
================== ============ =====================

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents
relating to this offering that JPMorgan Chase and Co. has
filed with the SEC for more complete information about
JPMorgan Chase and Co. and this offering. You may get these
documents without cost by visiting EDGAR on the SEC Web
site at www.sec.gov. Alternatively,
JPMorgan Chase and Co., any agent or any dealer
participating in the this offering will arrange to send you
the prospectus, the prospectus supplement as well as any
relevant product supplement, underlying supplement and term
sheet if you so request by calling toll-free
866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with
the promotion, marketing or recommendation by anyone
unaffiliated with JPMorgan Chase and Co. of any of the
matters address herein or for the purpose of avoiding U.S.
tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. This
information is not intended to provide and should not be
relied upon as providing accounting, legal, regulatory
or tax advice. Investors should consult with their own
advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: March 17, 2015